Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

dated as of August 5, 2011

among

Kennedy-Wilson, Inc.,

The Guarantors Party Hereto

and

Wilmington Trust, National Association as Trustee

8.750% Senior Notes due 2019

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of August 5, 2011, among Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), KW Telstar Partners, LLC, a Delaware limited liability company (the “Undersigned”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and Wilmington Trust FSB entered into the Indenture, dated as of April 1, 2011 (the “Indenture”), relating to the Company’s 8.750% Senior Notes due 2019 (the “Notes”);

WHEREAS, the Trustee succeeded Wilmington Trust FSB, as trustee under the Indenture as of July 1, 2011, pursuant to the provisions of Section 7.09 of the Indenture;

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created domestic Restricted Subsidiaries, other than Non-Material Subsidiaries and other than any Restricted Subsidiary prohibited from providing a Guarantee by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any Co-investment Vehicle or any separate account or investment program managed, operated or sponsored by an Investment Subsidiary, to provide Guaranties.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 11 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Kennedy-Wilson, Inc., as Company

By:	/s/ Freeman A. Lyle
Name: Freeman A. Lyle
Title: Chief Financial Officer

KW Telstar Partners, LLC

By:	/s/ Barry S. Schlesinger
Name: Barry S. Schlesinger
Title: Vice President

Wilmington Trust, National Association as Trustee

By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Vice President

[Supplemental Indenture Signature Page]